                                                                  EXHIBIT 10.4.1

                            RESTATED CREDIT AGREEMENT

                                      AMONG

                GREAT LAKES ENERGY PARTNERS, L.L.C., AS BORROWER

                                       AND

                                  BANK ONE, NA
                        AND THE INSTITUTIONS NAMED HEREIN
                                   AS LENDERS

                                       AND
                                  BANK ONE, NA,
                             AS ADMINISTRATIVE AGENT

                               JPMORGAN CHASE BANK
                              AS SYNDICATION AGENT,

                         CREDIT LYONNAIS NEW YORK BRANCH
                             AS DOCUMENTATION AGENT

                             THE BANK OF NOVA SCOTIA
                                AS MANAGING AGENT

                         BANC ONE CAPITAL MARKETS, INC.,
                               AS CO-LEAD ARRANGER

                                       AND

                          J.P. MORGAN SECURITIES INC.,
                               AS CO-LEAD ARRANGER

                                   MAY 3, 2002

                                TABLE OF CONTENTS

                                                                                                               Page No.
1.       Definitions......................................................................................        1
2.       Commitments of the Lenders.......................................................................       12
         (a)  Terms of Commitment.........................................................................       12
         (b)  Procedure for Borrowing.....................................................................       13
         (c)  Letters of Credit...........................................................................       13
         (d)  Procedure for Obtaining Letters of Credit...................................................       14
         (e)  Voluntary Reduction of Commitment...........................................................       15
         (f)  Several Obligations.........................................................................       15
         (g)  Type and Number of Advances.................................................................       15
3.       Notes Evidencing Loans...........................................................................       15
         (a)  Form of Notes...............................................................................       15
         (b)  Issuance of Additional Notes................................................................       16
         (c)  Interest Rates..............................................................................       16
         (d)  Payment of Interest.........................................................................       16
         (e)  Payment of Principal........................................................................       16
         (f)  Payment to Lenders..........................................................................       16
         (g)  Sharing of Payments, Etc....................................................................       17
         (h)  Non-Receipt of Funds by the Administrative Agent............................................       17
4.       Interest Rates...................................................................................       17
         (a)  Options.....................................................................................       17
         (b)  Interest Rate Determination.................................................................       18
         (c)  Conversion Option...........................................................................       18
         (d)  Recoupment..................................................................................       19
         (e)  Interest Rates Applicable After Default.....................................................       19
5.       Special Provisions Relating to Loans.............................................................       19
         (a)  Unavailability of Funds or Inadequacy of Pricing............................................       19
         (b)  Change in Laws..............................................................................       20
         (c)  Increased Cost or Reduced Return............................................................       20
         (d)  Discretion of Lender as to Manner of Funding................................................       22
         (e)  Breakage Fees...............................................................................       22
6.       Collateral Security..............................................................................       23
7.       Borrowing Base...................................................................................       24
         (a)  Initial Borrowing Base and Monthly Commitment Reduction.....................................       24
         (b)  Subsequent Determinations of Borrowing Base.................................................       24
8.       Fees.............................................................................................       25
         (a)  Unused Commitment Fee.......................................................................       25
         (b)  The Letter of Credit Fee....................................................................       26
         (c)  Agency Fees.................................................................................       26
9.       Prepayments......................................................................................       26
         (a)  Voluntary Prepayments.......................................................................       26
         (b)  Mandatory Prepayments.......................................................................       26

10.      Representations and Warranties...................................................................       27
         (a)  Creation and Existence......................................................................       27
         (b)  Power and Authority.........................................................................       27
         (c)  Binding Obligations.........................................................................       28
         (d)  No Legal Bar or Resultant Lien..............................................................       28
         (e)  No Consent..................................................................................       28
         (f)  Financial Condition.........................................................................       28
         (g)  Liabilities.................................................................................       28
         (h)  Litigation..................................................................................       28
         (i)  Titles, Etc.................................................................................       29
         (j)  Defaults....................................................................................       29
         (k)  Casualties; Taking of Properties............................................................       29
         (l)  Use of Proceeds; Margin Stock...............................................................       29
         (m)  Location of Business and Offices............................................................       29
         (n)  Compliance with the Law.....................................................................       30
         (o)  No Material Misstatements...................................................................       30
         (p)  Not A Utility...............................................................................       30
         (q)  ERISA.......................................................................................       30
         (r)  Public Utility Holding Company Act..........................................................       30
         (s)  Subsidiaries................................................................................       30
         (t)  Environmental Matters.......................................................................       31
         (u)  Liens.......................................................................................       31
         (v)  Assets......................................................................................       31
11.      Conditions of Lending............................................................................       31
12.      Affirmative Covenants............................................................................       33
         (a)  Financial Statements and Reports............................................................       33
         (b)  Certificates of Compliance..................................................................       34
         (c)  Accountants' Certificate....................................................................       34
         (d)  Taxes and Other Liens.......................................................................       34
         (e)  Compliance with Laws........................................................................       35
         (f)  Further Assurances..........................................................................       35
         (g)  Performance of Obligations..................................................................       35
         (h)  Insurance...................................................................................       35
         (i)  Accounts and Records........................................................................       36
         (j)  Right of Inspection.........................................................................       36
         (k)  Notice of Certain Events....................................................................       37
         (l)  ERISA Information and Compliance............................................................       37
         (m)  Environmental Reports and Notices...........................................................       37
         (n)  Compliance and Maintenance..................................................................       38
         (o)  Operation of Properties.....................................................................       38
         (p)  Compliance with Leases and Other Instruments................................................       39
         (q)  Certain Additional Assurances Regarding Maintenance and Operations of Properties............       39
         (r)  Sale of Certain Assets/Prepayment of Proceeds...............................................       39

         (s)  Title Matters...............................................................................       39
         (t)  Curative Matters............................................................................       40
         (u)  Change of Principal Place of Business.......................................................       40
         (v)  Sale of Equity..............................................................................       40
         (w)  New Guarantors..............................................................................       40
13.      Negative Covenants...............................................................................       40
         (a)  Negative Pledge.............................................................................       40
         (b)  Current Ratio...............................................................................       41
         (c)  Total Debt to EBITDAX.......................................................................       41
         (d)  Consolidations and Mergers..................................................................       41
         (e)  Debts, Guaranties and Other Obligations.....................................................       41
         (f)  Distributions or Dividends..................................................................       42
         (g)  Loans and Advances..........................................................................       42
         (h)  Sale or Discount of Receivables.............................................................       42
         (i)  Nature of Business..........................................................................       43
         (j)  Transactions with Affiliates................................................................       43
         (k)  Rate Management Transactions................................................................       43
         (l)  Investments.................................................................................       43
         (m)  Amendment to Certificate of Formation or Limited Liability Company Agreement................       43
         (n)  Payment or Pre-Payment of Other Indebtedness................................................       43
14.      Events of Default................................................................................       44
15.      The Agents and the Lenders.......................................................................       46
         (a)  Appointment and Authorization...............................................................       46
         (b)  Note Holders................................................................................       47
         (c)  Consultation with Counsel...................................................................       47
         (d)  Documents...................................................................................       47
         (e)  Resignation or Removal of Administrative Agent..............................................       47
         (f)  Responsibility of Administrative Agent......................................................       48
         (g)  Independent Investigation...................................................................       50
         (h)  Indemnification.............................................................................       50
         (i)  Benefit of Section 15.......................................................................       50
         (j)  Pro Rata Treatment..........................................................................       50
         (k)  Assumption as to Payments...................................................................       51
         (l)  Other Financings............................................................................       51
         (m)  Interests of Lenders........................................................................       51
         (n)  Investments.................................................................................       52
16.      Exercise of Rights...............................................................................       52
17.      Notices..........................................................................................       52
18.      Expenses.........................................................................................       53
19.      Indemnity........................................................................................       53
20.      Governing Law....................................................................................       54
21.      Invalid Provisions...............................................................................       54
22.      Maximum Interest Rate............................................................................       54

23.      Amendments.......................................................................................       55
24.      Multiple Counterparts............................................................................       55
25.      Conflict.........................................................................................       55
26.      Survival.........................................................................................       55
27.      Parties Bound....................................................................................       55
28.      Assignments and Participations...................................................................       55
29.      Choice of Forum; Consent to Service of Process and Jurisdiction..................................       57
30.      Waiver of Jury Trial.............................................................................       58
31.      Other Agreements.................................................................................       58
32.      Financial Terms..................................................................................       58
33.      Joinder of Guarantors............................................................................       58

EXHIBITS

Exhibit "A"       -        Notice of Borrowing

Exhibit "B"       -        Note

Exhibit "C"       -        Unlimited Guaranty

Exhibit "D"       -        Certificate of Compliance

Exhibit "E"       -        Assignment and Acceptance Agreement

Exhibit "F"       -        Pre-Approved Hedging Counterparties

SCHEDULES

Schedule 1        -        Liens

Schedule 2        -        Financial Condition

Schedule 3        -        Liabilities

Schedule 4        -        Litigation

Schedule 5        -        Subsidiaries' Addresses

Schedule 6        -        Owners

Schedule 7        -        Environmental Matters

Schedule 8        -        Title Matters

Schedule 9        -        Curative Matters

Schedule 10       -        Allocations

                            RESTATED CREDIT AGREEMENT

         THIS RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 3rd day of May, 2002, by and among GREAT LAKES ENERGY PARTNERS, L.L.C., a Delaware limited liability company (hereinafter referred to as "Borrower") and BANK ONE, NA (successor by merger to Bank One, Texas, N.A.) ("Bank One"), JPMORGAN CHASE BANK ("Chase"), THE BANK OF NOVA SCOTIA ("Scotiabank"), BANK OF SCOTLAND ("BOS"), CREDIT LYONNAIS NEW YORK BRANCH ("CL"), FORTIS CAPITAL CORP. ("Fortis") and THE FROST NATIONAL BANK ("Frost") and UNION BANK OF CALIFORNIA, N.A. ("Union") and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 28 hereof or any successor or assignee thereof (hereinafter collectively referred to as "Lenders", and individually, "Lender"), Bank One, as Administrative Agent, Chase, as Syndication Agent, CL, as Documentation Agent and Scotiabank, as Managing Agent.

                              W I T N E S S E T H:

         WHEREAS, Borrower, certain of Lenders and Agents entered into a Restated Credit Agreement dated as of September 27, 2001 (as amended, restated and renewed from time-to-time, the "Credit Agreement") pursuant to which the Lenders agreed to make a revolving loan to the Borrower in amounts up to $275,000,000; and

         WHEREAS, Borrower, Lenders and Agents have agreed to restate the Credit Agreement to make certain amendments thereto as set forth herein and Union has agreed to purchase an interest in the Loans concurrently with the closing of such restatement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

         1. Definitions. When used herein the terms "Administrative Agent", "Agreement", "Bank One", "Borrower", "Chase", "Documentation Agent", "Frost", "Lender", "Lenders", "Syndication Agent" and "Union" shall have the meanings indicated above. When used herein the following terms shall have the following meanings:

                  Administrative Agent means Bank One, NA or any successor Administrative Agent.

                  Advance or Advances means a loan or loans hereunder.

                  Affiliate means any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling, directly or indirectly, ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

                  Agents means the Administrative Agent, the Syndication Agent and the Documentation Agent.

                  Alternate Base Rate shall mean, as of any date, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such date, and (ii) the sum of the Federal Funds Effective Rate for such date plus one-half of one percent (.50%) per annum.

                  Assignment and Acceptance means a document substantially in the form of Exhibit "E" hereto.

                  Base Rate shall mean, as of any date, the sum of the Alternate Base Rate plus the Base Rate Margin.

                  Base Rate Loans shall mean any loan during any period which bears interest based upon the Alternate Base Rate or which would bear interest based upon the Alternate Base Rate if the Maximum Rate ceiling was not in effect at that particular time.

                  Base Rate Margin shall be:

                           (i) three-quarters of one percent (.75%) per annum whenever the Borrowing Base Usage is equal to or greater than 90%;

                           (ii) five-eighths of one percent (.625%) per annum whenever the Borrowing Base Usage is equal to or greater than 75%, but less than 90%;

                           (iii) one-half of one percent (.50%) per annum whenever the Borrowing Base Usage is equal to or greater than 50% but less than 75%; or

                           (iv) one-quarter of one percent (.25%) per annum whenever the Borrowing Base Usage is less than 50%.

                  Borrowing Base means the value assigned by the Lenders from time to time to the Oil and Gas Properties pursuant to Section 7 hereof. Until the next determination of the Borrowing Base pursuant to
         Section 7(b) hereof, the Borrowing Base shall be $205,000,000.

                  Borrowing Base Assets shall mean, as of any date, (i) Oil and Gas Properties either (A) given economic value in the most recent engineering report provided to the Lenders pursuant to Section 6 hereof, or (B) other material proved producing Oil and Gas Properties, and (ii) gas pipelines and gas gathering systems which are owned by the Borrower and its subsidiaries.

                  Borrowing Base Usage shall mean, as of any date, all amounts outstanding on the Loan plus all outstanding Letters of Credit, divided by the Borrowing Base.

                  Borrowing Date means the date elected by Borrower pursuant to
         Section 2(b) hereof for an Advance on the Loan.

                  Business Day shall mean (i) with respect to any borrowing, payment or note selection of Eurodollar Loans, a day (other than Saturdays or Sundays) on which banks are legally open for business in Dallas, Texas and New York, New York and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes a day (other than Saturdays and Sundays) on which banks are legally open for business in Dallas, Texas.

                  Change of Control shall occur if Marbel HoldCo, Inc. and Range HoldCo, Inc. or their Affiliates cease to beneficially own and control at least sixty-six and two-thirds (66-2/3%) of the membership interests of Borrower.

                  Commitment shall mean (A) for all Lenders, the lesser of (i) $275,000,000 or (ii) the Borrowing Base, as reduced or increased from time to time pursuant to Sections 2 and 7 hereof, and (B) as to any Lender, its obligation to make Advances hereunder on the Loans and purchase participations in Letters of Credit issued hereunder by the Administrative Agent in amounts not exceeding, in the aggregate, an amount equal to such Lender's Commitment Percentage times the total Commitment as of any date. The Commitment of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 28 hereof. Each reduction in the Commitment shall result in a Pro Rata reduction in each Lender's Commitment.

                  Commitment Percentage shall mean, for each Lender, the percentage derived by dividing its Commitment at the time of the determination by the Commitment of all Lenders at the time of determination. The Commitment Percentage of each Lender hereunder as of the Effective Date set forth in Schedule 10 and shall be adjusted from time to time to reflect assignments made by such Lender pursuant to
         Section 28 hereof.

                  Consolidated Current Assets means the total of the consolidated current assets determined in accordance with GAAP, plus, as of any date, the unused availability on the Commitment, less any amount required to be included in Consolidated Current Assets as a result of the application of FASB Statement 133.

                  Consolidated Current Liabilities means the total of consolidated current obligations as determined in accordance with GAAP, excluding therefrom, as of any date, current maturities due on the Loans, less any amount required to be included in Consolidated Current Liabilities as a result of application of FASB Statement 133.

                  Consolidated EBITDAX shall mean Consolidated Net Income (excluding gains and losses from asset sales, extraordinary and non-recurring gains and losses and non-recurring formation costs) plus the sum of (i) income tax expense (but excluding income tax expense relating to the sales or other disposition of assets, including capital stock, the gains and losses from which are excluded in the determination of Consolidated Net Income), plus (ii) Consolidated Interest Expense, plus (iii) depreciation, depletion, impairment and amortization expense, plus (iv) exploration expenses.

                  Consolidated Interest Expense shall mean the aggregate amount of cash and non-cash interest expense (including capitalized interest) of Borrower as determined on a consolidated basis in accordance with GAAP in respect of all indebtedness, excluding (i) accrued and unpaid interest to intercompany indebtedness and (ii) amortization of deferred financing costs.

                  Consolidated Net Income shall mean Borrower's consolidated net income after income taxes calculated in accordance with GAAP, but excluding any non-cash gains or losses as a result of the application of FASB Statement 133.

                  Consolidated Total Debt means, as of any date, without duplication, (i) all obligations for borrowed money or for the purchase price of property, (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) all other indebtedness (including obligations under capital leases, other than usual and customary oil and gas leases) on which interest charges are customarily paid or accrued, (iv) all guarantees, (v) the unfunded or unreimbursed portion of all letters of credit, (vi) any indebtedness or other obligation secured by a Lien on assets, whether or not assumed, and
         (vii) all liability as a general partner of a partnership for obligations of that partnership of the nature described in (i) through
         (vii) preceding, but excluding any liabilities required to be included as balance sheet liabilities as a result of the application of FASB Statement 133.

                  Corporate Base Rate means a rate per annum equal to the Corporate Base Rate announced by Administrative Agent from time to time, changing when and as said Corporate Base Rate changes.

                  Default means all the events specified in Section 14 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.

                  Default Rate shall mean a default rate of interest determined in accordance with Section 4(e) hereof.

                  Defaulting Lender is used herein as defined in Section 3(f) hereof.

                  Documentation Agent means Credit Lyonnais New York Branch or any successor Documentation Agent.

                  Effective Date means the date of this Agreement.

                  Eligible Assignee means any of (i) a Lender or any Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; (iv) a Person that is primarily engaged in the business of commercial lending and that (A) is a subsidiary of a Lender, (B) a subsidiary of a Person of which a Lender is a subsidiary, or (C) a Person of which a Lender is a subsidiary; (v) any other entity (other than a natural person) which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including, but not limited to, insurance companies, mutual funds, and lease financing companies; and (vi) with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); provided, however, that any Affiliate of Borrower that acquires an interest in any of the Commitment Loans shall not be entitled to vote as a Lender.

                  Engineered Value is used herein as defined in Section 6 hereof.

                  Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A.
         Section 9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A.
         Section 6901, et seq., the Clean Water Act, 33 U.S.C.A. Section 1251, et seq., the Clean Air Act, 42 U.S.C.A. Section 1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. Section 2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. Section 2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders, permits and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to oil pollution, air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos, radioactive materials, spilled or leaked petroleum products, distillates or fractions and industrial solid waste or "hazardous substances" as defined by 42 U.S.C. Section 9601, et seq., as amended, as each of the foregoing may be amended from time to time.

                  Environmental Liability means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the release of any substance into the environment which is required to be remediated by a regulatory agency or governmental authority or the imposition of any Environmental Lien (as hereinafter defined) which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

                  Environmental Lien means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of asbestos or "hazardous substance" into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.

                  ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                  Eurodollar Base Rate shall mean, with respect to any Eurodollar Loan for the relevant Interest Period, the rate determined by the Administrative Agent to be the rate at which the Administrative Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first date of such Interest Period, in the approximate amount of the Administrative Agent's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                  Eurodollar Loans mean any Advance during any period which bears interest at the Eurodollar Rate, or which would bear interest at such rate if the Maximum Rate ceiling was not in effect at a particular time.

                  Eurodollar Margin shall be:

                           (i) two percent (2%) per annum whenever the Borrowing Base Usage is equal to or greater than 90%;

                           (ii) one and seven-eighths percent (1.875%) per annum whenever the Borrowing Base Usage is equal to or greater than 75%, but less than 90%;

                           (iii) one and three-quarters percent (1.75%) per annum whenever the Borrowing Base Usage is equal to or greater than 50%, but less than 75%; or

                           (iv) one and one-half percent (1.50%) per annum whenever the Borrowing Base Usage is less than 50%.

                  Eurodollar Rate means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (A) the Eurodollar Base Rate applicable to such Interest Period, divided by (B) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus the Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16th of one percent if the rate is not such a multiple.

                  Federal Funds Effective Rate shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

                  Financial Statements means balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.

                  GAAP means generally accepted accounting principles, consistently applied.

                  Guarantors means all Subsidiaries of Borrower.

                  Guaranties means unlimited guaranties of the Guarantors in the form of Exhibit "C" hereto.

                  Interest Payment Date shall mean the last Business Day of each calendar month in the case of Base Rate Loans and, in the case of Eurodollar Loans, the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, at three-month intervals following the first day of such Interest Periods.

                  Interest Period shall mean with respect to any Eurodollar Loan
         (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2), three (3), six (6), or nine (9) months thereafter as selected by the Borrower pursuant to Section 4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3), six
         (6), or nine (9) months thereafter, as selected by the Borrower pursuant to Section 4(a)(ii); provided, however, that (i) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (iii) any Interest Period which would otherwise expire after the Maturity Date shall end on such Maturity Date.

                  Letters of Credit is used herein as defined in Section 2(c) hereof.

                  Lien means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

                  Loans means an Advance or Advances made under the Commitment.

                  Loan Documents means this Agreement, the Notes, the Security Instruments and all other documents executed in connection with the transaction described in this Agreement.

                  Majority Lenders means Lenders holding 66-2/3% or more of the Commitments or if the Commitments have been terminated, Lenders holding 66-2/3% of the outstanding Loans.

                  Managing Agent means the Bank of Nova Scotia and any successor Managing Agent.

                  Material Adverse Effect shall mean a material adverse effect on (i) the assets or properties, liabilities, financial condition, business, operations, affairs or circumstances of the Borrower, (ii) the ability of the Borrower to carry out its businesses as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (iii) the ability of Borrower to perform fully and on a timely basis its obligations under any of the Loan Documents, or (iv) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders thereunder.

                  Maturity Date shall mean January 1, 2005.

                  Maximum Rate means at any particular time in question, the maximum non-usurious rate of interest which under applicable law may then be charged on the Note. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such Maximum Rate.

                  Notes means the Notes described in Section 3 hereof, substantially in the form of Exhibit "B" hereto issued or to be issued hereunder to each Lender, respectively, to evidence the indebtedness to such Lender arising by reason of the Advances on the Loan, together with all modifications, renewals and extensions thereof or any part thereof.

                  Oil and Gas Properties means all oil, gas and mineral properties and interests, related personal properties (excluding gas pipelines and gas gathering systems), in which Borrower grants to the Lenders a first and prior lien and security interest pursuant to
         Section 6 hereof.

                  Other Financing is used herein as defined in Section 15(l) hereof.

                  Payor is used herein as defined in Section 3(h)hereof.

                  Permitted Liens shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower of any material right in respect of Borrower's assets or properties (except for rights customarily granted with respect to such contracts and arrangements);
         (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrower has set aside on its books adequate reserves in accordance with GAAP); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower's assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) materialmen's, mechanic's, repairman's, employee's, warehousemen's, landlord's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower in connection with the construction, maintenance, development, transportation, storage or operation of Borrower's assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower's assets and properties which were in existence at the time Borrower's assets and properties were originally acquired by Borrower and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrower's assets and properties, considered in the aggregate; (vii) liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower's assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord's liens; (xi) Liens incurred pursuant to the Security Instruments; and (xii) Liens existing at the date of this Agreement which have been disclosed to Lenders in Schedule "1" hereto.

                  Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  Plan means any plan subject to Title IV of ERISA and maintained by Borrower, or any such plan to which Borrower is required to contribute on behalf of its employees.

                  Pre-Approved Contracts as used herein shall mean any contracts or agreements entered into in connection with any Rate Management Transaction designed (i) to hedge, forward, sell or swap crude oil or natural gas or otherwise sell up to 80% of the Borrower's anticipated production from proved, developed producing reserves of crude oil, and/or 80% of the Borrower's anticipated production from proved, developed producing reserves of natural gas, during the period from the immediately preceding settlement date (or the commencement of the term of such hedge transactions if there is no prior settlement date) to such settlement date, and (ii) with one or more of the Lenders or counterparties to the hedging agreement listed on Exhibit "F" hereto.

                  Pro Rata or Pro Rata Part means for each Lender, (i) for all purposes where no Loan is outstanding, such Lender's Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to all Lenders at the time in question.

                  Rate Management Transaction means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Administrative Agent or the Lenders or the counterparties listed on Exhibit "F" hereto which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

                  Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto and other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                  Reimbursement Obligations means, at any time, the obligations of the Borrower in respect of all Letters of Credit then outstanding to reimburse amounts paid by any Lender in respect of any drawing or drawings under a Letter of Credit.

                  Release Price is used herein as defined in Section 12(r) hereof.

                  Required Lenders means Lenders holding 75% or more of the Commitments or if the Commitments have been terminated, Lenders holding 75% of the outstanding Loans.

                  Required Payment is used herein as defined in Section 3(h) hereof.

                  Reserve Requirement means, with respect to any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D or Eurocurrency liabilities.

                  Security Instruments is used collectively herein to mean this Agreement, all Deeds of Trust, Mortgages, Security Agreements, Assignments of Production and Financing Statements and other collateral documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance satisfactory to Administrative Agent.

                  Subsidiary means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Borrower or another subsidiary.

                  Syndication Agent means JPMorgan Chase Bank or any successor Syndication Agent.

                  Total Outstandings means, as of any date, the sum of (i) the total principal balance outstanding on the Notes, plus (ii) the total face amount of all outstanding Letters of Credit, plus (iii) the total amount of all unpaid Reimbursement Obligations.

                  Tranche means a set of Eurodollar Loans made by the Lenders at the same time and for the same Interest Period.

                  Unscheduled Redeterminations means a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base which are made (A) at the request of Borrower (but only one between Borrowing Base redeterminations) (B) at the request of Majority Lenders (but only once between Borrowing Base redeterminations), provided, however, that
         (i) Majority Lenders may require an Unscheduled Redetermination at any time it appears to Administrative Agent or Majority Lenders, in the exercise of their reasonable discretion, that either (a) there has been a material decrease in the value of the Oil and Gas Properties, or (b) an event has occurred which is reasonably expected to have a Material Adverse Effect, or (ii) Majority Lenders may require an Unscheduled Redetermination if Borrower terminates any material agreements entered into in connection with a Rate Management Transaction used by Lenders in determining the Borrowing Base or if the counterparty to any such material agreement commences, or has commenced against it any proceeding under any bankruptcy, insolvency or similar law now or hereafter in effect.

                  Unused Commitment Fee Rate shall be:

                           (i) one-half of one percent (.50%) per annum whenever the Borrowing Base Usage is equal to or greater than 75%;

                           (ii) three-eighths of one percent (.375%) per annum whenever the Borrowing Base Usage is equal to or greater than 50% but less than 75% and

                           (iii) one-fourth of one percent (.25%) per annum whenever the Borrowing Base Usage is less than 50%.

         2.       Commitments of the Lenders.

                  (a) Terms of Commitment. On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to the Borrower from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as the Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Commitment less Total Outstandings. The obligation of the Borrower hereunder shall be evidenced by this Agreement and the Notes issued in connection herewith, said Notes to be as described in Section 3 hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Default or Event of Default (as hereinafter defined) has occurred and is continuing. Each Advance under the Commitment shall be an aggregate amount of at least $1,000,000 or any whole multiples of $100,000 in excess thereof. Irrespective of the face amount of the Note or Notes, the Lenders shall never have the obligation to Advance any amount or amounts in excess of the Commitment or to increase the Commitment.

                  (b) Procedure for Borrowing. Whenever the Borrower desires an Advance hereunder, it shall give Administrative Agent telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Administrative Agent not later than 12:00 noon Dallas, Texas time, (i) one Business Day prior to the Borrowing Date in the case of the Base Rate Loan, or (ii) three Business Days prior to any proposed Borrowing Date in the case of Eurodollar Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Base Rate Loans and/or Eurodollar Loans, (iv) if any portion of the proposed Advance is to constitute Eurodollar Loans, the initial Interest Period selected by Borrower pursuant to Section 4 hereof to be applicable thereto, and (v) the date upon which such Advance is required. Upon receipt of such Notice, Administrative Agent shall advise each Lender thereof; provided, that if the Lenders have received at least one (1) day's notice of such Advance prior to funding of a Base Rate Loan, or at least three (3) days' notice of each Advance prior to funding in the case of a Eurodollar Loan, each Lender shall provide Administrative Agent at its office at 1717 Main Street, Dallas, Texas 75201, not later than 1:00 p.m., Dallas, Texas time, on the Borrowing Date, in immediately available funds, its pro rata share of the requested Advance, but the aggregate of all such fundings by each Lender shall never exceed such Lender's Commitment. Not later than 2:00 p.m., Dallas, Texas time, on the Borrowing Date, Administrative Agent shall make available to the Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any Notice referred to above which Administrative Agent or such Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by Lenders in accordance with this Agreement, pursuant to any such Notice, the Borrower shall have effected Advances hereunder.

                  (c) Letters of Credit. On the terms and conditions hereinafter set forth, the Administrative Agent shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date upon request of Borrower issue standby and/or commercial Letters of Credit for the account of Borrower (the "Letters of Credit") in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding the sum of Twenty Million Dollars ($20,000,000.00). The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as Advances on the Commitment for Borrowing Base purposes and all payments made by the Administrative Agent on such Letters of Credit shall be considered as Advances under the Notes. Each Letter of Credit issued for the account of Borrower hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrower, (ii) have an expiration date not exceeding the earlier of (a) one year or (b) the Maturity Date, and
         (iii) contain such other terms and provisions as may be required by issuing Lender. Each Lender (other than Administrative Agent) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Administrative Agent's liability under such Letter of Credit in an amount equal to such Lender's Commitment Percentage of such liability, and each Lender (other than Administrative Agent) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Administrative Agent to pay and discharge when due, its Commitment Percentage of Administrative Agent's liability under such Letter of Credit. The Borrower hereby unconditionally agrees to pay and reimburse the Administrative Agent for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by the Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Administrative Agent shall promptly notify the Borrower of the demand and the date upon which such payment is to be made by the Administrative Agent to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Administrative Agent, Borrower shall advise the Administrative Agent whether or not it intends to borrow hereunder to finance its obligations to reimburse the Administrative Agent, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof. If Borrower fails to so advise Administrative Agent and thereafter fails to reimburse Administrative Agent, the Administrative Agent shall notify each Lender of the demand and the failure of the Borrower to reimburse the Administrative Agent, and each Lender shall reimburse the Administrative Agent for its Commitment Percentage of each such draw paid by the Administrative Agent and unreimbursed by the Borrower. All such amounts paid by Administrative Agent and/or reimbursed by the Lenders shall be treated as an Advance or Advances under the Commitment, which Advances shall be immediately due and payable and shall bear interest at the Maximum Rate.

                  (d) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Commitments shall be designated by Borrower's written request delivered to Administrative Agent at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to the Administrative Agent an application and agreement with respect to the Letters of Credit, said application and agreement to be in the form used by the Administrative Agent. The Administrative Agent shall not be obligated to issue, renew, extend or reissue such Letters of Credit if
         (A) the amount thereon when added to the face amount of the outstanding Letters of Credit plus any Reimbursement Obligations exceeds Twenty Million Dollars ($20,000,000.00) or (B) the amount thereof when added to the Total Outstandings would exceed the Commitment. Borrower agrees to pay the Administrative Agent for the benefit of the Lenders commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the Eurodollar

         Margin multiplied by the maximum face amount of the Letter of Credit. Borrower further agrees to pay Administrative Agent for its own account an additional fronting fee equal to one-quarter of one percent (.25%) per annum multiplied times the maximum face amount of each Letter of Credit. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding. Such commissions and fronting fee will be calculated based on the basis of a year consisting of 360 days.

                  (e) Voluntary Reduction of Commitment. The Borrower may at any time, or from time to time, upon not less than three (3) Business Days' prior written notice to Administrative Agent, reduce or terminate the Commitment; provided, however, that (i) each reduction in the Commitment must be in the amount of $1,000,000 or more, in increments of $1,000,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the outstanding principal balance of the Notes exceeds the Commitment as reduced pursuant to this Section 2.

                  (f) Several Obligations. The obligations of the Lenders under the Commitments are several and not joint. The failure of any Lender to make an Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advance, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender. No Lender shall be required to lend hereunder any amount in excess of its legal lending limit.

                  (g) Type and Number of Advances. Any Advance under the Commitment may be a Base Rate Loan or a Eurodollar Loan, or a combination thereof, as selected by the Borrower pursuant to Section 4 hereof. The total number of Tranches which may be outstanding at any time shall never exceed eight (8).

         3. Notes Evidencing Loans. The loans described above in Section 2 shall be evidenced by promissory notes of Borrower as follows:

                  (a) Form of Notes. The Loans shall be evidenced by a Note or Notes in the aggregate face amount of $275,000,000, and shall be in the form of Exhibit "B" hereto with appropriate insertions (each a "Note"). Notwithstanding the face amount of the Notes, the actual principal amount due from the Borrower to Lenders on account of the Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto. Although the Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Notes may be higher, the Notes shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Loans. Irrespective of the face amount of the Notes, no Lender shall ever be obligated to advance on the Commitment any amount in excess of its Commitment then in effect.

                  (b) Issuance of Additional Notes. At the Effective Date there shall be outstanding Notes in the aggregate face amount of $275,000,000. From time to time new Notes may issued to other Lenders as such Lenders become parties to this Agreement. Upon request from Administrative Agent, the Borrower shall execute and deliver to Administrative Agent any such new or additional Notes. From time to time as new Notes are issued the Administrative Agent shall require that each Lender exchange its Note(s) for newly issued Note(s) to better reflect the extent of each Lender's Commitments hereunder.

                  (c) Interest Rates. The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.

                  (d) Payment of Interest. Interest on the Notes shall be payable on each Interest Payment Date.

                  (e) Payment of Principal. Principal of the Note or Notes shall be due and payable to the Administrative Agent for the ratable benefit of the Lenders on the Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 9(b) hereof.

                  (f) Payment to Lenders. Each Lender's Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by the Administrative Agent at the address provided to the Administrative Agent for such Lender for payments no later than 2:00 p.m., Dallas, Texas, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Administrative Agent; provided, however, in the event that any Lender shall have failed to make an Advance as contemplated under Section 2 hereof (a "Defaulting Lender") and the Administrative Agent or another Lender or Lenders shall have made such Advance, payment received by Administrative Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances. Any payment or prepayment received by Administrative Agent at any time after 12:00 noon, Dallas, Texas, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Administrative Agent. If Administrative Agent fails to transfer any principal amount to any Lender as provided above, then Administrative Agent shall promptly direct such principal amount by wire transfer to such Lender together with interest thereon with respect of the period commencing on the date one (1) day after such amount was made available to the Administrative Agent until the date the Administrative Agent pays such principal amount to the Lender at the rate applicable to such portion of the applicable loan.

                  (g) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on either of the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  (h) Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the "Payor") prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Administrative Agent until the date the Administrative Agent recovers such amount at the rate applicable to such portion of the applicable Loan.

         4.       Interest Rates.

                  (a)      Options.

                           (i) Base Rate Loans. On all Base Rate Loans the Borrower agrees to pay interest on the Notes calculated on the basis of the actual days elapsed in a year consisting of 360 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the sum of the Base Rate plus the Base Rate Margin. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Base Rate Loans shall be payable as specified in Section 3(d) hereof and the interest in respect of each Base Rate Loan shall be payable on each Interest Payment Date. Past due principal and, to the extent permitted by law, past due interest in respect to each Base Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Maximum Rate.

                           (ii) Eurodollar Loans. On all Eurodollar Loans the Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Eurodollar Rate plus the Eurodollar Margin. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in
                  Section 3(d) hereof and the interest with respect to each Eurodollar Loan shall be payable on each Interest Payment Date. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Maximum Rate. Upon three (3) Business Days' written notice prior to the making by the Lenders of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three (3), six (6) or nine (9) month period. If Administrative Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing Eurodollar Loans to Base Rate Loans.

                  (b) Interest Rate Determination. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined and its determination thereof shall be conclusive absent error.

                  (c) Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Administrative Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Dallas, Texas time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of a Eurodollar Loan shall only be made on the last day of the Eurodollar Interest Period with respect thereof, (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable written notice of such election three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding

         Business Day. Any such conversion shall not be deemed to be a prepayment of any of the loans for purposes of this Agreement on the Notes.

                  (d) Recoupment. If at any time the applicable rate of interest selected pursuant to Sections 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Note equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Sections 4(a)(i) or (ii), as the case may be, had at all times been in effect.

                  (e) Interest Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Section 4, during the continuance of a Default or an Event of Default the Majority Lenders may, at their option, by notice from Administrative Agent to the Borrower (which notice may be revoked at the option of the Majority Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that no Advance may be made as, converted into, or continued as a Eurodollar Loan. During the continuance of an Event of Default, the Majority Lenders, may, at their option, by notice from Administrative Agent to the Borrower (which notice may be revoked at the option of Majority Lenders notwithstanding the provisions of Section 15 hereof, which requires all Lenders to consent to changes in interest rates) declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum and
         (ii) each Base Rate Loan shall bear interest at the rate otherwise applicable to such Interest Period plus two percent (2%), provided that, during the continuance of an Event of Default under Section 14(f) or 14(g), the interest rate set forth in clauses (i) and (ii) above shall be applicable to all outstanding Loans without any election or action on the part of the Administrative Agent or any Lender.

         5.       Special Provisions Relating to Loans.

                  (a) Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed Eurodollar Loan, the Administrative Agent determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the Eurodollar Rate or such rate will not accurately reflect the costs to the Lenders of funding Eurodollar Loan for such Eurodollar Interest Period, the Administrative Agent shall give notice of such determination to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make, continue or convert a Loan into a Eurodollar Loan shall be suspended, and all loans to Borrower shall be Base Rate Loans during the period of suspension.

                  (b) Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for any Lender to make or continue to maintain or fund a Eurodollar Loan hereunder, then such Lender shall promptly notify Borrower in writing and such Lender's obligation to make, continue or convert Loans into Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Upon receipt of such notice, Borrower shall either repay the outstanding Eurodollar Loan owed to the Lenders, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such Eurodollar Loan, immediately), or Borrower may convert such Eurodollar Loan at such appropriate time to Base Rate Loan.

                  (c)      Increased Cost or Reduced Return.

                           (i) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                                    (A)      shall subject such Lender to any
                           tax, duty, or other charge with respect to any Eurodollar Loan, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any Eurodollar Loan (other than franchise taxes and taxes imposed on the overall net income of such Lender);

                                    (B)      shall impose, modify, or deem
                           applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or

                                    (C)      shall impose on such Lender or on
                           the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

                  and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any Eurodollar Loan or to reduce any sum received or receivable by such Lender under this Agreement or its Notes with respect to any Eurodollar Loan, then Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this
                  Section 5(c), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans, or to convert all or part of the Base Rate Loan owing to such Lender to a Eurodollar Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

                           (ii) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                           (iii) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5(c) and will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5(c) shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

                           (iv) Any Lender giving notice to the Borrower through the Administrative Agent, pursuant to Sections 3(k) or 5(c) shall give to the Borrower a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate such Lender therefor.

                           (v) Within five (5) Business Days after receipt by the Borrower of any notice referred to in Sections 3(k) or 5(c), the Borrower shall pay to the Administrative Agent for the account of the Lender issuing such notice such additional amounts as are required to compensate such Lender for the increased cost, reduce payments or increase capital requirements identified therein, as the case may be.

                  (d) Discretion of Lender as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of the Eurodollar Interest Period applicable to such Eurodollar Loan and bearing an interest rate to the applicable interest rate for such Eurodollar Period.

                  (e) Breakage Fees. Without duplication under any other provision hereof, if any Lender incurs any loss, cost or expense including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lenders as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5(a) and (b):

                           (i) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Eurodollar Interest Period (whether by acceleration, prepayment or otherwise);

                           (ii) any failure to make a principal payment of a Eurodollar Loan on the due date thereof; or

                           (iii) any failure by the Borrower to borrow, continue, prepay or convert to a Eurodollar Loan on the dates specified in a notice given pursuant to Section 2(c) or 4(c) hereof;

         then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall furnish to Borrower and Administrative Agent a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.

         6. Collateral Security. To secure the performance by Borrower and the Guarantors of their respective obligations hereunder, and under the Notes, the Guaranties and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefore, Borrower and each Guarantor have heretofore granted and assigned to Administrative Agent for the ratable benefit of the Lenders a first and prior Lien on certain of its Oil and Gas Properties, certain related equipment, oil and gas inventory, stock and membership interest in Borrower's subsidiaries, and proceeds of the foregoing. The Oil and Gas Properties heretofore or hereafter mortgaged to the Administrative Agent shall represent not less than 80% of the Engineered Value (as hereinafter defined) of Borrower's and Guarantors' oil and gas properties as of the Effective Date. All Rate Management Agreements shall be secured by the Collateral and repaid on a pari passu basis with the indebtedness and obligations of the Borrower and the Guarantors under the Loan Documents. All Oil and Gas Properties and other collateral in which Borrower and the Guarantors herewith grant or hereafter grants to Administrative Agent for the ratable benefit of the Lenders a first and prior Lien (to the satisfaction of the Administrative Agent) in accordance with this Section 6, as such properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral".

         The granting and assigning of such security interests and Liens by Borrower and the Guarantors shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrower and the Guarantors shall furnish to the Administrative Agent mortgage and title opinions and other title information satisfactory to Administrative Agent with respect to the title and Lien status of Borrower's and Guarantors' interests in not less than 80% of the Engineered Value of the Oil and Gas Properties covered by the Security Instruments as Administrative Agent shall have designated. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by the Administrative Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to the Administrative Agent for the ratable benefit of the Lenders, pursuant to Sections 7 and 12 hereof. Borrower and the Guarantors will cause to be executed and delivered to the Administrative Agent, in the future, additional Security Instruments if the Administrative Agent reasonably deems such are necessary to insure perfection or maintenance of Lenders' security interests and Liens in the Oil and Gas Properties or any part thereof.

         7.       Borrowing Base.

                  (a) Initial Borrowing Base and Monthly Commitment Reduction. At the Effective Date, the Borrowing Base shall be $205,000,000.

                  (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Lenders at least semi-annually on April 1 and October 1 of each year beginning October 1, 2002 or as Unscheduled Redeterminations. The Borrower shall furnish to the Lenders as soon as possible but in any event no later than March 1 of each year, beginning March 1, 2003, with
         (i) an engineering report in form and substance satisfactory to the Administrative Agent prepared by Wright & Company or another independent petroleum engineering firm acceptable to Administrative Agent covering at least 80% of the Oil and Gas Properties and (ii) an engineering report in form and substance acceptable to Administrative Agent prepared by Borrower's in-house engineering staff covering the remaining 20% of the Oil and Gas Properties, both of said engineering reports to utilize economic and pricing parameters used by Administrative Agent as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as the Administrative Agent shall deem necessary to determine the value of the Oil and Gas Properties. Each such engineering report required to be furnished by March 1 of each year shall be dated as of December 31 of the preceding year. By September 1 of each year, or within thirty (30) days after either (i) receipt of notice from Administrative Agent that the Lenders require an Unscheduled Redetermination, or (ii) the Borrower gives notice to Administrative Agent of its desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Lenders an engineering report in form and substance satisfactory to Administrative Agent prepared by Borrower's in-house engineering staff valuing all of the Oil and Gas Properties utilizing economic and pricing parameters used by the Administrative Agent as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Administrative Agent shall deem reasonably necessary to determine the value of such Oil and Gas Properties. Each such engineering report required to furnished by September 1 of each year, shall be dated as of the preceding June 30. Administrative Agent shall by notice to the Borrower no later than April 1 and October 1 of each year, or within a reasonable time thereafter (herein called the "Determination Date"), notify the Borrower of the designation by the Lenders of the new Borrowing Base for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is made by the Lenders, the Administrative Agent shall notify the Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date. If the Borrower does not furnish all such information, reports and data by any date specified in this Section 7(b), unless such failure is of no fault of the Borrower, the Lenders may nonetheless designate the Borrowing Base at such amount which the Lenders in their discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base as described above. The procedure for determining the Borrowing Base at each redetermination shall be that the Agents shall determine the Borrowing Base and submit the same to the Lenders. If, at any time, the Agents cannot otherwise agree upon the Borrowing Base to be recommended, the Borrowing Base to be recommended by the Agents shall be determined based upon the weighted arithmetic average of the amounts proposed by each Agent. Said proposals to be weighted according to each Agent's Commitment. Increases in the Borrowing Base will require approval of all Lenders, but all other changes to the Borrowing Base will be subject to approval by Required Lenders. If any redetermined Borrowing Base is not approved by the required percentage of Lenders within twenty (20) days after it is submitted to the Lenders by the Agents, the Administrative Agent shall notify each of the Lenders that the proposed Borrowing Base has not been approved and each Lender will submit within ten (10) days thereafter its proposed Borrowing Base. The redetermined Borrowing Base shall be then determined based upon the weighted arithmetic average of the proposed amounts submitted by each Lender, said proposals to be weighted according to each Lender's Commitment. Each Lender shall determine the amount of its proposed Borrowing Base based upon the loan collateral value which such Lender in its discretion (using such methodology, assumptions and discounts rates as such Lender customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties of the Borrower at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its affiliates) as such Lender customarily considers in evaluating similar oil and gas credits, but such Lender in its discretion shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by such Lender for such Determination Date which additional value is derived directly from a hedging, forward sale or swap agreement covering such Oil and Gas Property as of the date of such determination. If at any time any of the Oil and Gas Properties are sold, the Borrowing Base then in effect shall automatically be reduced by a sum equal to the amount of prepayment required to be made pursuant to Section 12(r) hereof. The Borrowing Base shall be additionally reduced from time to time pursuant to the provisions of Section 2(e) hereof. It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Commitment or otherwise. Provided, however, that the Lenders shall not have the obligation to designate a Borrowing Base in an amount in excess of the Commitment.

         8.       Fees.

                  (a) Unused Commitment Fee. The Borrower shall pay to Administrative Agent for the ratable benefit of the Lenders an unused commitment fee (the "Unused Commitment Fee") equivalent to the Unused Commitment Fee Rate times the daily average of the unadvanced amount of the Commitment. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter beginning June 28, 2002 with the final fee payment due on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Commitment terminates on any date prior to the end of any such monthly period, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders, on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurs.

                  (b) The Letter of Credit Fee. Borrower shall pay to the Administrative Agent the Letter of Credit fees required above in
         Section 2(d).

                  (c) Agency Fees. The Borrower shall pay to the Administrative Agent certain fees for acting as Administrative Agent hereunder in amounts to be negotiated between the Borrower and the Administrative Agent.

         9.       Prepayments.

                  (a)      Voluntary Prepayments. Subject to the provisions of
         Section 5(g) hereof, the Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment shall be made on at least three (3) Business Days' notice to Administrative Agent in the case of Eurodollar Loans and not later than 11:00 a.m., Dallas, Texas time, in the case of Base Rate Loans and shall be in a minimum amount of (i) $500,000 or any whole multiples of $100,000 in excess thereof (or the unpaid balance of the Notes, whichever is less), for Base Rate Loans, and (ii) $1,000,000 or any whole multiple of $100,000 in excess thereof (or the unpaid balance of the Notes, whichever is less), on Eurodollars Loans, plus accrued interest thereon to the date of prepayment.

                  (b)      Mandatory Prepayments.

                           (i) Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Lenders pursuant to Section 7(b) hereof, the Borrower shall either (A) within ninety (90) days after notification from the Administrative Agent, by instruments reasonably satisfactory in form and substance to the Lender, provide the Administrative Agent with collateral with value and quality in amounts satisfactory to all of the Lenders in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Notes in an amount, of 50% of such excess plus accrued interest thereon to the date of prepayment within ninety (90) days after such notification, and the remaining amount of such excess plus accrued interest thereon within one hundred eighty (180) days after such notification. If the Total

                  Outstandings ever exceed the Commitment as a result of a Monthly Commitment Reduction or any other required reduction in the Commitment, then in such event, Borrower shall immediately prepay the principal amount of the Notes in an amount at least equal to such excess plus accrued interest to the date of prepayment.

                           (ii)     Sale of Assets and/or Equity. The
                  prepayments required to be made pursuant to the provisions of Sections 12(r) and 12(v) hereof.

                           (iii) Rate Management Transactions. In the event the Borrower terminates or cancels any agreement entered into in connection with a Rate Management Transaction which was used by Lenders in determining the Borrowing Base, the Borrower or any Subsidiary will immediately pay over to the Administrative Agent for the ratable benefit of Lenders as a prepayment of principal on the Notes, an amount equal to 100% of the "Release Price" received by Borrower or any Subsidiary from the termination or cancellation of such agreement. The term "Release Price" as used herein shall mean the Borrowing Base value assigned to the Borrowing Base asset covered by the agreement which was terminated or cancelled as of the last Borrowing Base determination.

         10. Representations and Warranties. In order to induce the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Lenders (which representations and warranties will survive the delivery of the Notes) that:

                  (a) Creation and Existence. Borrower and Oceana Exploration Company, L.C. are both limited liability companies duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed and are duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Ohio Intrastate Gas Transmission Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which is was formed and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Borrower and each of its Subsidiaries has all power and authority to own their respective properties and assets and to transact the business in which they are engaged.

                  (b) Power and Authority. Borrower is duly authorized and empowered to create and issue the Notes; and Borrower and each of its Subsidiaries is duly authorized and empowered to execute, deliver and perform their respective Loan Documents, including this Agreement; and all action on Borrower's part requisite for the due creation and issuance of the Notes on Borrower's and each Subsidiary's part for the due execution, delivery and performance of their respective Loan Documents, including this Agreement, has been duly and effectively taken.

                  (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors' rights generally). The Guaranties, upon their execution and delivery will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors' rights generally).

                  (d) No Legal Bar or Resultant Lien. The Notes and the Loan Documents, including this Agreement, do not and will not, to the best of the Borrower's knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Subsidiary is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower or any Subsidiary, other than those contemplated by this Agreement.

                  (e) No Consent. The execution, delivery and performance by Borrower of the Notes and the Loan Documents, including this Agreement, and the execution, delivery and performance by the Guarantors of their respective Guaranties, do not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases, which consents have been obtained by the Borrower or its Subsidiaries, as the case may be.

                  (f) Financial Condition. No change from the December 31, 2001 Financial Statements furnished by Borrower to the Agents has occurred which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Lenders in Schedule "2" attached hereto.

                  (g) Liabilities. Neither Borrower nor any Subsidiary has any material liability, direct or contingent, except as disclosed to the Lenders in the Financial Statements and on Schedule "3" attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower or any Subsidiary which is reasonably expected to have a Material Adverse Effect.

                  (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders in Schedule "4" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of Borrower threatened against or affecting Borrower or any Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

                  (i) Titles, Etc. Borrower and each Subsidiary has good and defensible title to their respective assets, including without limitation, the Oil and Gas Properties, free and clear of all liens or other encumbrances except Permitted Liens.

                  (j) Defaults. Neither Borrower nor any Subsidiary is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower or any Subsidiary is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default hereunder has occurred and is continuing.

                  (k) Casualties; Taking of Properties. Since the dates of the pro forma financial statements of the Borrower delivered to Lenders, neither the business nor the assets or properties of Borrower or any Subsidiary has been affected (to the extent it is reasonably likely to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

                  (l) Use of Proceeds; Margin Stock. The proceeds of the Commitment may be used by the Borrower for the purposes of (i) working capital, (ii) Letters of Credit, and (iii) general corporate purposes. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock " as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part
         221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

                  Neither Borrower, any Subsidiary nor any other Person or entity acting on behalf of Borrower or any Subsidiary has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

                  (m) Location of Business and Offices. The principal place of business and chief executive offices of the Borrower is located at the address stated in Section 17 hereof. The principal place of business and chief executive office of each of the Subsidiaries is located at the addresses shown on Schedule "5" hereto.

                  (n) Compliance with the Law. To the best of Borrower's knowledge, neither Borrower or any Subsidiary:

                           (i) is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its assets or properties are subject; or

                           (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

         which violation or failure is reasonably expected to have a Material Adverse Effect.

                  (o) No Material Misstatements. No information, exhibit or report furnished by Borrower to the Lenders in connection with the negotiation of this Agreement or in the preparation of the offering memo contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                  (p) Not A Utility. Borrower is not an entity engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power; (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; (iii) provision of telephone or telegraph service to others; (iv) production, transmission, or distribution and sale of steam or water; (v) operation of a railroad; or (vii) provision of sewer service to others.

                  (q) ERISA. Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of Borrower or any Subsidiary.

                  (r) Public Utility Holding Company Act. Borrower is not a "holding company", or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility" subject to the registration requirements of the Public Utility Holding Company Act of 1935, as amended.

                  (s) Subsidiaries. Ohio Intrastate Gas Transmission Company and Oceana Exploration Company, L.C. are the only Subsidiaries of Borrower as of the Effective Date. Borrower is owned by the parties shown on Schedule "6" hereto.

                  (t) Environmental Matters. Except as disclosed on Schedule "7", neither Borrower nor any Subsidiary (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower or any Subsidiary is or may be liable which may reasonably be expected to result in a Material Adverse Effect.

                  (u) Liens. Except (i) as disclosed on Schedule "1" hereto and (ii) for Permitted Liens, the assets and properties of the Borrower and each Subsidiary are free and clear of all liens and encumbrances.

                  (v) Assets. All assets, including, but not limited to the Collateral indicated in the Borrower's Financial Statement or other information furnished to the Administrative Agent and the Lenders are to be owned by Borrower and its Subsidiaries are, in fact, owned by Borrower or one of its Subsidiaries as of the Effective Date.

         11.      Conditions of Lending.

                  (a) The effectiveness of this Agreement, and the obligation to make the initial Advance or issue any initial Letter of Credit under the Commitment shall be subject to satisfaction of the following conditions precedent:

                           (i) Execution and Delivery. The Borrower has executed and delivered the Agreement, the Notes and other required Loan Documents, all in form and substance satisfactory to the Administrative Agent;

                           (ii) Resolutions. The Administrative Agent shall have received appropriate certified resolutions of Borrower and each Guarantor;

                           (iii) Good Standing. The Administrative Agent shall have received evidence of existence and good standing for Borrower and each Guarantor;

                           (iv) Incumbency. The Administrative Agent shall have received a signed certificate of Borrower and each Guarantor, certifying the names of the officers of Borrower and each Guarantor authorized to sign loan documents on behalf of Borrower and each Guarantor, together with the true signatures of each such officer. The Administrative Agent may conclusively rely on such certificate until the Administrative Agent receives a further certificate of Borrower or any Guarantor canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;

                           (v) Corporate and Limited Liability Company Documents. The Administrative Agent shall have received copies of (i) the Certificates of Formation of Borrower and any limited liability company Subsidiary and all amendments thereto, certified by the Secretary of State of the State of its organization, and a copy of the Limited Liability Company Agreements of Borrower and any limited liability company Subsidiary and all amendments thereto, certified by one or more officers of Borrower as being true, correct and complete and (ii) Articles of Incorporation of any corporate Subsidiary and all amendments thereto, certified by the Secretary of State of the State of its organization, and a copy of the Bylaws of such Subsidiaries, and all amendments thereto, certified by one or more officers of such Subsidiary as being true, correct and complete;

                           (vi)     Representation and Warranties. The
                  representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                           (vii) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                           (viii) Other Documents. Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Administrative Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Administrative Agent; and

                           (ix) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Administrative Agent retained at the expense of the Borrower.

                  (b) The obligation of the Lenders to make any Advance or issue any Letter of Credit under the Commitment (including the initial Advance) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

                           (i)      Representation and Warranties. The
                  representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

                           (ii) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                           (iii) Other Documents. Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Administrative Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Administrative Agent; and

                           (iv) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Administrative Agent retained at the expense of Borrower.

         12.      Affirmative Covenants. A deviation from the provisions of this
Section 12 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Borrower will at all times comply with the covenants contained in this Section 12 from the date hereof and for so long as the Commitments are in existence or any amount is owed to the Administrative Agent or the Lenders under this Agreement or the other Loan Documents.

                  (a) Financial Statements and Reports. Borrower shall promptly furnish to the Administrative Agent from time to time upon request such information regarding the business and affairs and financial condition of Borrower, as the Administrative Agent may reasonably request, and will furnish to the Administrative Agent:

                           (i) Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year beginning with the fiscal year ended December 31, 2002, the annual audited consolidated and consolidating Financial Statements of Borrower, prepared in accordance with GAAP accompanied by an unqualified opinion rendered by an independent accounting firm reasonably acceptable to the Administrative Agent;

                           (ii) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each year, beginning with the fiscal quarter ended March 31, 2002, the quarterly unaudited, consolidated and consolidating Financial Statements of Borrower prepared in accordance with GAAP;

                           (iii) Report on Properties. As soon as available and in any event on or before March 1 and September 1 of each calendar year, and at such other times as any Lender, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Administrative Agent under such Section 7 on the Oil and Gas Properties;

                           (iv) Additional Information. Promptly upon request of the Administrative Agent from time to time any additional financial information or other information that the Administrative Agent may reasonably request.

         All such reports, information, balance sheets and Financial Statements referred to in Subsection 12(a) above shall be in such detail as the Administrative Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements.

                  (b) Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Subsection 12(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 12(a)(ii) hereof for the months coinciding with the end of each calendar quarter, Borrower will furnish or cause to be furnished to the Administrative Agent a certificate in the form of Exhibit "D" attached hereto, signed by the President, Chief Financial Officer, Treasurer or Controller of Borrower, (i) stating that Borrower has fulfilled in all material respects its obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by the Administrative Agent, specifically affirming compliance of Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 13(b) and (c); and
         (iv) containing or accompanied by such financial or other details, information and material as the Administrative Agent may reasonably request to evidence such compliance.

                  (c) Accountants' Certificate. Concurrently with the furnishing of the annual audited Financial Statement pursuant to
         Section 12(a)(i) hereof, Borrower will furnish a statement from the firm of independent public accountants which prepared such Financial Statement to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default and specifically calculating Borrower's compliance with Sections 13(b) and (c) of this Agreement.

                  (d) Taxes and Other Liens. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, promptly all taxes, assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary, or upon the income or any assets or property of Borrower or any Subsidiary, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower or any Subsidiary and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if Borrower or such Subsidiary shall have set up adequate reserves therefor, if required, under GAAP.

                  (e) Compliance with Laws. Borrower will observe and comply, and will cause each of its Subsidiaries to observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

                  (f) Further Assurances. The Borrower will cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. The Borrower will cause the Guarantors to promptly cure any defects in the issuance of the Guaranties. The Borrower at its sole expense will promptly execute and deliver, and will cause its Subsidiaries to execute and deliver, to Administrative Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein. The Borrower shall cause each existing Subsidiary and each new Subsidiary to execute and deliver Guaranties to Administrative Agent. The Borrower shall and shall cause each of its Subsidiaries to pledge to Administrative Agent, for the ratable benefit of the Lenders, as security for the obligations under the Loan Documents, any interest in a Subsidiary.

                  (g) Performance of Obligations. The Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower will, and will cause each of its Subsidiaries to, do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

                  (h) Insurance. The Borrower and each Subsidiary will have in force as of the Effective Date and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated. Upon request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the insurance coverage of Borrower and each Subsidiary in form and substance satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Administrative Agent may reasonably require. The Borrower shall at all times maintain, and shall cause each Subsidiary to maintain, adequate insurance with respect to all of its assets, including but not limited to, the Oil and Gas Properties or any collateral against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker's compensation and automobile liability. The Borrower shall at all times maintain, and shall cause each Subsidiary owning Oil and Gas Properties, to maintain cost of control of well insurance with respect to the Oil and Gas Properties which shall insure the Borrower and such Subsidiary against seepage and pollution expense; redrilling expense; and cost of control of well; fires, blowouts, etc., if deemed economical in the reasonable discretion of the Borrower and such Subsidiary. Additionally, the Borrower shall at all times maintain, and cause its Subsidiaries to maintain, adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

                  (i) Accounts and Records. Borrower will keep books, records and accounts and will cause each Subsidiary to keep books, records and accounts, in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by Borrower's or any Subsidiary's auditors.

                  (j) Right of Inspection. Borrower will permit, and will cause each Subsidiary to permit, any officer, employee or agent of the Lenders to examine Borrower's or any Subsidiary's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Lenders may reasonably request. The Lenders will use best efforts to keep all Confidential

         Information (as herein defined) confidential and will not disclose or reveal the Confidential Information or any part thereof other than (i) as required by law, and (ii) to the Lenders', and the Lenders' subsidiaries', Affiliates, officers, employees, legal counsel and regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required in connection with the enforcement of the Lenders' and the Administrative Agent's rights and remedies under the Notes, this Agreement and the other Loan Documents. As used herein, "Confidential Information" means information about the Borrower or any Subsidiary furnished by the Borrower or any Subsidiary to the Lenders, but does not include information (i) which was publicly known, or otherwise known to the Lenders (except not in violation of any confidentiality agreement), at the time of the disclosure, (ii) which subsequently becomes publicly known through no act or omission by the Lenders (except not in violation of any confidentiality agreement), or (iii) which otherwise becomes known to the Lenders, other than through disclosure by the Borrower.

                  (k) Notice of Certain Events. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent if Borrower or any Subsidiary learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by Borrower of the steps being taken to cure such Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower or any Subsidiary, or any of the assets or properties of Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower, any Subsidiary and any governmental or regulatory body or any other Person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect; (iv) any other matter which in Borrower's reasonable opinion could have a Material Adverse Effect.

                  (l) ERISA Information and Compliance. The Borrower will,\ and will cause each Subsidiary to, promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction", as such term is defined in
         Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the chief financial officer of Borrower or such Subsidiary specifying the nature thereof, what action Borrower or any such Subsidiary is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

                  (m) Environmental Reports and Notices. The Borrower will, and will cause each Subsidiary to, deliver to the Administrative Agent
         (i) promptly upon its becoming available, one copy of each report sent by Borrower or any Subsidiary to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower's or any Subsidiary's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which release Borrower or any Subsidiary would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of Borrower or any Subsidiary, and Borrower shall immediately deliver, and shall cause any such Subsidiary to immediately deliver, a copy of any such notice to Administrative Agent.

                  (n) Compliance and Maintenance. The Borrower will, and will cause each Subsidiary to, (i) observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Subsections 12(o) and 12(p) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrower or any Subsidiary exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by Borrower or any Subsidiary under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Administrative Agent upon request evidence satisfactory to Administrative Agent that there are no Liens, claims or encumbrances on the Oil and Gas Properties, except laborers', vendors', repairmen's, mechanics', worker's, or materialmen's liens arising by operation of law or incident to the construction or improvement of property if the obligations secured thereby are not yet due or are being contested in good faith by appropriate legal proceedings or Permitted Liens.

                  (o) Operation of Properties. Except as provided in Subsection 12(p) and (q) below, the Borrower will and will cause each Subsidiary to, operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that the Borrower and any such Subsidiary shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

                  (p) Compliance with Leases and Other Instruments. The Borrower will, and will cause each Subsidiary to, pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by Borrower or any Subsidiary (or required to keep unimpaired in all material respects the rights of Borrower or any Subsidiary in the Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of Borrower or any Subsidiary by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to Borrower or any Subsidiary or any of the Oil and Gas Properties and do all other things necessary of Borrower or any Subsidiary to keep unimpaired in all material respects the rights of Borrower or any Subsidiary thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower or any Subsidiary to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower or any Subsidiary from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower or any Subsidiary exercised in good faith, it is not in the best interest of the Borrower or such Subsidiary to perpetuate the same.

                  (q) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower or its Subsidiaries, the Borrower or its Subsidiaries shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 12(o) or 12(p) hereof which are performable only by such operators and are beyond the control of the Borrower or its Subsidiaries; however, the Borrower agrees to promptly take, and cause each Subsidiary to take, all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

                  (r) Sale of Certain Assets/Prepayment of Proceeds. The Borrower or any Subsidiary will immediately pay over to the Administrative Agent for the ratable benefit of the Lenders as a prepayment of principal on the Notes, an amount equal to 100% of the "Release Price" received by Borrower or any Subsidiary from the sale of Borrowing Base Assets. The term "Release Price" as used herein shall mean the Borrowing Base value assigned to the Borrowing Base Assets sold as of the last Borrowing Base determination. Any such prepayment of principal on the Notes required by this Section 12(r), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 9(b) hereof.

                  (s) Title Matters. As to any Oil and Gas Properties hereafter mortgaged to Administrative Agent, Borrower will, and will cause each Subsidiary to, promptly (but in no event more than thirty
         (30) days following such mortgaging), furnish Administrative Agent with title opinions and/or title information reasonably satisfactory to

         Administrative Agent showing good and defensible title of Borrower or any such Subsidiary to such Oil and Gas Properties subject only to Permitted Liens.

                  (t) Curative Matters. Within sixty (60) days after the Effective Date with respect to matters listed on Schedule "9" and, thereafter, within sixty (60) days after receipt by Borrower from Administrative Agent or its counsel of written notice of title defects the Administrative Agent reasonably requires to be cured, Borrower shall, and shall cause each Subsidiary to, either (i) provide such curative information, in form and substance satisfactory to Administrative Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Administrative Agent for all of Oil and Gas Properties for which such title curative was requested but upon which Borrower or any Subsidiary elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to the Administrative Agent covering the Oil and Gas Properties so substituted. If the Borrower or any Subsidiary fails to satisfy (i) or
         (ii) above within the time specified, the loan collateral value assigned by the Lenders to the Oil and Gas Properties for which such curative information was requested shall be deducted from the Borrowing Base resulting in a reduction thereof.

                  (u) Change of Principal Place of Business. Borrower shall, and shall cause each Subsidiary to, give Administrative Agent at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 17 hereof.

                  (v) Sale of Equity. The Borrower or any Subsidiary will immediately pay over to the Administrative Agent for the ratable benefit of the Lenders as a prepayment of principal on the Notes, an amount equal to 50% of the cash proceeds (net of direct costs of sale) received by Borrower or any Subsidiary from the sale of any equity interest in, or securities of, the Borrower or any such Subsidiary.

                  (w) New Guarantors. The Borrower shall cause any new Subsidiary to execute and deliver a Guaranty in the form of Exhibit "C" hereto within ten (10) days of its formation or acquisition by Borrower.

         13.      Negative Covenants. A deviation from the provisions of this
Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Borrower will at all times comply with the covenants contained in this Section 13 from the date hereof and for so long as the Commitment is in existence or any amount is owed to the Administrative Agent or the Lenders under this Agreement or the other Loan Documents.

                  (a) Negative Pledge. Borrower shall not, and shall not allow its Subsidiaries to, without the prior written consent of the
         Lenders:

                           (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or

                           (ii) sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its assets except for (A) sales, leases, transfers or other dispositions made in the ordinary course of Borrower's oil and gas businesses, (B) sales made with the consent of Majority Lenders which are made pursuant to, and in full compliance with, Section 12(r) hereof; and (C) sales, leases or transfers or other dispositions (including those referred to in Section 13(a)(ii)(B)) made by Borrower and its Subsidiaries which do not exceed $10,000,000 in the aggregate during any fiscal year.

                  (b) Current Ratio. Borrower shall not allow its ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.0 to 1.0 as of the end of any fiscal quarter.

                  (c) Total Debt to EBITDAX. The Borrower will not allow its ratio of Consolidated Total Debt to Consolidated EBITDAX to be in excess of 4.0 to 1.0 as of the end of any calendar quarter beginning with the calendar quarter ending March 31, 2002, calculated on a trailing four-quarter basis.

                  (d) Consolidations and Mergers. Borrower will not, and will not allow any of its Subsidiaries to, consolidate or merge with or into any other Person, except that Borrower or any such Subsidiary may merge with another Person if Borrower or such Subsidiary is the surviving entity in a non-hostile merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

                  (e) Debts, Guaranties and Other Obligations. Without the consent of Majority Lenders, Borrower will not, and will not allow any of its Subsidiaries to, incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor will Borrower or any Subsidiary guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

                           (i) the Notes and any renewal or increase thereof, or other indebtedness of the Borrower and any Subsidiary heretofore disclosed to Lenders in the Borrower's Financial Statements or on Schedule "4" hereto; or

                           (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

                           (iii) indebtedness not exceeding in the aggregate outstanding at any time the sum of $10,000,000; or

                           (iv) any renewals or extensions of any of the foregoing.

                  (f) Distributions or Dividends. Borrower will not (i) declare or pay any cash distribution, or dividend; (ii) purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding; (iii) return any capital to its stockholders, or (iv) make any distribution of its assets to its stockholders as such, except the foregoing shall not apply to cash distributions or dividends paid to its owners or used to purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding in amounts not exceeding in the aggregate (measured cumulatively from January 1, 2002) the sum of (i) $10,000,000 plus (ii) 50% of net proceeds (net of direct costs of sale only) received by Borrower from the sale of any equity interest in, or securities of, the Borrower or any Subsidiary completed after January 1, 2002, plus (iii) 50% of Consolidated Net Income earned after January 1, 2002; provided, however, that immediately before and after giving effect thereto no (A) Default or Event of Default or (B) Borrowing Base deficiency or requirement to make any mandatory prepayment of principal pursuant to Section 9(b) hereof, shall exist. For the purposes of this Section 13(f) only, Consolidated Net Income shall exclude non-cash charges and credits as prescribed under Financial Accounting Standards Board Statements Nos. 19, 121 and 133.

                  (g) Loans and Advances. Borrower shall not, and shall not allow any Subsidiary to, make or permit to remain outstanding any loans or advances to or in any person or entity, except that the foregoing restriction shall not apply to:

                           (i) loans or advances to any person, the material details of which have been set forth in the Financial Statements of the Borrower or any Subsidiary heretofore furnished to Lenders; or

                           (ii) loans or advances not exceeding $1,000,000 a year in the aggregate.

                  (h) Sale or Discount of Receivables. Borrower will not, nor will Borrower allow any of its Subsidiaries to, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

                  (i) Nature of Business. Borrower will not, nor will Borrower allow any of its Subsidiaries to, permit any material change to be made in the character of its business as carried on at the date hereof.

                  (j) Transactions with Affiliates. Borrower will not, nor will Borrower allow any of its Subsidiaries to, enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

                  (k) Rate Management Transactions. Borrower will not, and\ will not permit any Subsidiary to, enter into any Rate Management Transaction, except the foregoing prohibitions shall not apply to (x) non-speculative transactions consented to in writing by the Administrative Agent, or (y) Pre-Approved Contracts. Once Borrower enters into a Rate Management Transaction, the terms and conditions of such Rate Management Transaction may not be amended or modified, nor may such Rate Management Transaction be terminated or cancelled without Borrower having given the Agent written notice of such amendment, modification, cancellation or termination within three (3) Business Days from the date such action takes place. Borrower further agrees to give Agent written notice immediately upon learning that any counterparty to any such agreement has commenced, or had commenced, against it, any bankruptcy, insolvency or similar proceeding.

                  (l) Investments. Borrower shall not make, nor will Borrower allow any of its Subsidiaries to make, any investments in any person or entity, except such restriction shall not apply to investments not exceeding $3,000,000 in the aggregate per year for Borrower and all of its Subsidiaries.

                  (m) Amendment to Certificate of Formation or Limited Liability Company Agreement. Without the consent of the Administrative Agent, Borrower will not permit any material amendment to, or any material alteration of, its Certificate of Formation or Limited Liability Company Agreement. Borrower will not allow any Subsidiary to make any material amendment or alteration to any of their Certificates of Formation, Articles of Incorporation, Limited Liability Company Agreements or Bylaws. Borrower shall provide a copy of any such amendment, whether the same requires consent or not pursuant to this
         Section 13(l), to the Administrative Agent as soon as reasonably possible after adoption thereof.

                  (n) Payment or Pre-Payment of Other Indebtedness. Except as otherwise provided for in this Agreement, Borrower shall not make, nor allow any of its Subsidiaries to make, any unscheduled principal payments or redeem any of its indebtedness (other than indebtedness owed the Lenders hereunder), or redeem any of its equity unless such payment, prepayment, redemption or purchase is made in compliance with
         Section 13(f) hereof, or is approved by Majority Lenders.

                  Sale of Interests in Subsidiaries. Other than as may be permitted under Section 13(d) hereof, Borrower will not sell or otherwise transfer any its ownership interests in any of its Subsidiaries.

         14. Events of Default. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

                  (a) The Borrower shall fail to pay when due or declared due the principal of, and the interest on, the Notes, or any fee or any other indebtedness of the Borrower incurred pursuant to this Agreement or any other Loan Document; or

                  (b) Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to the Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by Borrower under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                  (c) Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrower or any Subsidiary contained in the Loan Documents, including this Agreement (excluding covenants contained in Section 12(m) or Section 13 of the Agreement for which there is no cure period), and such default shall continue for more than thirty (30) days; or

                  (d) Default shall be made in the due observance or performance of the covenants of Borrower contained in Section 12(m) or
         Section 13 of this Agreement; or

                  (e) Default shall be made in respect of any obligation for borrowed money, other than the Notes, for which Borrower or any of its Subsidiaries is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of Borrower or any of its Subsidiaries or in respect of any agreement relating to any such obligations unless Borrower or any of its Subsidiaries is not liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue beyond the applicable grace period, if any; or

                  (f) Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

                  (g) An involuntary case or other proceeding, shall be commenced against Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty
         (60) days; or an order for relief shall be entered against Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereinafter in effect; or

                  (h) A final judgment or order for the payment of money in excess of $1,500,000 (or judgments or orders aggregating in excess of $1,500,000) shall be rendered against Borrower or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

                  (i) In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Notes, and the Borrower shall fail to comply with the provisions of Section 9(b) hereof; or

                  (j)      A Change of Control shall occur; or

                  (k) An Event of Default shall have occurred under any agreement entered into in connection with a Rate Management Transaction.

         Upon occurrence of any Event of Default specified in Subsections 14(f) and (g) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of the Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding any other provision of this Agreement or any provision of the Notes, in any other Event of Default, the Administrative Agent, upon request of Majority Lenders, shall by notice to the Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding. Nothing contained in this Section 14 shall be construed to limit or amend in any way the Events of Default enumerated in the Notes, or any other document executed in connection with the transaction contemplated herein.

         Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower or any of its Subsidiaries, (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the indebtedness of the Borrower or any Subsidiaries under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Lenders shall be applied against the indebtedness owed the Lenders by the Borrower pursuant to this Agreement and the Notes. The Lenders agree promptly to notify the Borrower and the affected Subsidiary after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

         15.      The Agents and the Lenders.

                  (a) Appointment and Authorization. Each Lender hereby appoints Administrative Agent as its nominee and Administrative Agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to the Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to promptly distribute to each Lender all material information, requests, documents and items received from the Borrower under the Loan Documents; (vii) to promptly distribute to each Lender such Lender's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and
         (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders. Each Lender hereby authorizes Administrative Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its Commitments hereunder and the Notes issued to it, Administrative Agent and any successor Administrative Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Administrative Agent and any successor Administrative Agent in its capacity as a Lender. Administrative Agent and any successor Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower and any person which may do business with the Borrower, all as if Administrative Agent and any successor Administrative Agent was not Administrative Agent hereunder and without any duty to account therefor to the Lenders; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Administrative Agent which may be or become security for the obligations of the Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrower arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its pro rata part thereof. Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of the Borrower to such Lender as of the time of such request.

                  (b) Note Holders. From time to time as other Lenders become a party to this Agreement, Administrative Agent shall obtain execution by the Borrower of additional Notes in amounts representing the Commitment of each such new Lender, up to an aggregate face amount of all Notes not exceeding $275,000,000. The obligation of such Lender shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Administrative Agent may require that the Lenders exchange their Notes for newly issued Notes to better reflect the Commitments of the Lenders. Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Administrative Agent.

                  (c) Consultation with Counsel. Lenders agree that Administrative Agent may consult with legal counsel selected by Administrative Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. LENDERS ACKNOWLEDGE THAT GARDERE WYNNE SEWELL LLP IS COUNSEL FOR BANK ONE, BOTH AS ADMINISTRATIVE AGENT AND AS A LENDER, AND THAT SUCH FIRM DOES NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.

                  (d) Documents. Administrative Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Administrative Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

                  (e) Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving written notice thereof to Lenders and the Borrower, and Administrative Agent may be removed at any time with or without cause by all Lenders (other than Administrative Agent). If no successor Administrative

         Agent has been so appointed by Majority Lenders (and approved by the Borrower) and has accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. Any successor Administrative Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 15 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Administrative Agent. To be eligible to be an Administrative Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Commitments equal to the level of Commitment required to be held by any Lender pursuant to Section 28 hereof.

                  (f) Responsibility of Administrative Agent. It is expressly understood and agreed that the obligations of Administrative Agent under the Loan Documents are only those expressly set forth in the Loan Documents as to each and that Administrative Agent, shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Administrative Agent has actual knowledge of such fact or has received notice from a Lender or the Borrower that such Lender or the Borrower considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Administrative Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Administrative Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable.

                  Administrative Agent shall not be responsible to Lenders for any of the Borrower's recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by the Borrower to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for

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

         the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

                  The relationship between Administrative Agent and each Lender is only that of Administrative Agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Administrative Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Administrative Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrower or any of its beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Administrative Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

                  Administrative Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Lenders, any and all rights afforded to Administrative Agent by the Loan Documents or which Administrative Agent may have as a matter of law; provided, however, Administrative Agent shall not (i) except as provided in Section 7(b) hereof, without the consent of Required Lenders designate the amount of the Borrowing Base (except for increase thereof) or (ii) without the consent of Majority Lenders, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents which requires consent of Majority Lenders. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding clause (ii) without the consent of all Lenders which: (i) would increase the Borrowing Base or decrease the Monthly Commitment Reduction, (ii) would reduce any fees hereunder, or the principal of, or the interest on, any Lender's Note or Notes, (iii) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender's Note or Notes, (iv) would materially increase any Lender's obligations hereunder or would materially alter Administrative Agent's obligations to any Lender hereunder, (v) would release Borrower from its obligation to pay any Lender's Note or Notes, (vi) would change the definition of Majority or Required Lenders, (vii) would amend, modify or change any provision of this Agreement requiring the consent of all the Lenders,
         (viii) would waive any of the conditions precedent to the Effective Date or the making of any Loan or issuance of any Letter of Credit or
         (ix) would extend the Maturity Date or (x) would amend this sentence or the previous sentence. Administrative Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Administrative Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Administrative Agent, in which case only the Administrative
         Agent responsible for such gross negligence shall have liability therefor to the Lenders.

                  (g) Independent Investigation. Each Lender severally represents and warrants to the Agents that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by the Agents in connection herewith, and each Lender represents, warrants and undertakes to Agents that it shall continue to make its own independent appraisal of the credit worthiness of the Borrower while the Notes are outstanding or its commitments hereunder are in force. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Other than as provided in this Agreement, the Agents shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into the possession of Administrative Agent.

                  (h) Indemnification. Lenders agree to indemnify the ' Agents, ratably according to their respective Commitments on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against any of the Agents in any way relating to or arising out of the Loan Documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any of the Agent's gross negligence or willful misconduct. Each Lender shall be entitled to be reimbursed by the Agents for any amount such Lender paid to the Agents under this Section 15(h) to the extent the Agents have been reimbursed for such payments by the Borrower or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT THE AGENTS FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON THE AGENTS AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.

                  (i) Benefit of Section 15. The agreements contained in this Section 15 are solely for the benefit of Administrative Agent and the Lenders and are not for the benefit of, or to be relied upon by, the Borrower, any affiliate of the Borrower or any other person.

                  (j) Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by the Borrower and collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, payable by the Borrower shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make an Advance as contemplated under Section 3 hereof and Administrative Agent or another Lender or Lenders shall have made such Advance, payment received by Administrative Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances.

                  (k) Assumption as to Payments. Except as specifically provided herein, unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to Lenders hereunder that the Borrower will not make such payment in full, Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the interest rate applicable to such portion of the Loan.

                  (l) Other Financings. Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in
         (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with the Borrower (collectively referred to herein as "Other Financings") other than the obligations hereunder; (b) any present or future guarantees by or for the account of the Borrower which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of the Borrower arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

                  (m) Interests of Lenders. Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose. The Agents, Lenders and the Borrower recognize that the respective obligations of Lenders under the Commitments shall be several and not joint and that neither the Agents nor any of Lenders shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Administrative Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrower under the

         Commitments on a Pro Rata basis. Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

                  (n) Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to the Lenders, Administrative Agent may invest such funds pending distribution (at the risk of the Borrower). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Administrative Agent for distribution to the Lenders (other than to the Person who is Administrative Agent in its separate capacity as a Lender) shall be held by the Administrative Agent pending such distribution solely as Administrative Agent for such Lenders, and Administrative Agent shall have no equitable title to any portion thereof.

         16. Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Administrative Agent and the Lenders hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Notes nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

         17. Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWER: GREAT LAKES ENERGY PARTNERS, L.L.C., 125 State Route 43, Hartville, Ohio 44632, Attention: Thomas W. Stoelk, Chief Financial Officer, Facsimile No. (330) 877-4586; (b) Administrative Agent:
BANK ONE, NA, 1717 Main Street, Dallas, Texas 75201, Facsimile No. (214) 290-2332, Attention: Wm. Mark Cranmer, Director, Capital Markets. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or delivered by facsimile as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 17. Any notice required to be given to the

Lenders shall be given to the Administrative Agent and distributed to all Lenders by the Administrative Agent.

         18. Expenses. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent in connection with the preparation of any participation agreement for a participant or participants requested by the Borrower or any amendment thereof and (iii) if an Event of Default occurs and is continuing, all reasonable and necessary out-of-pocket expenses incurred by the Lenders, including fees and disbursements of counsel, in connection with such default and Event of Default and collection and other enforcement proceedings resulting therefrom. THE BORROWER HEREBY ACKNOWLEDGES THAT GARDERE WYNNE SEWELL LLP IS SPECIAL COUNSEL TO BANK ONE, AS ADMINISTRATIVE AGENT AND AS A LENDER, UNDER THIS AGREEMENT AND THAT IT IS NOT COUNSEL TO, NOR DOES IT REPRESENT THE BORROWER IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. The Borrower is relying on separate counsel in the transaction described herein. The Borrower shall indemnify the Lenders against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 18 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes.

         19. Indemnity. The Borrower agrees to indemnify and hold harmless the Agents and the Lenders and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Lenders, including all local counsel hired by such counsel) ("Claim") incurred by the Lenders in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Agents and the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes, provided that the Borrower shall have no obligation under this Section to the Lenders with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Lenders. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ADMINISTRATIVE AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

         20. Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, DALLAS COUNTY, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

         21. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         22. Maximum Interest Rate. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Notes any amount in excess of the Maximum Rate, and in the event any Lender ever receives, collects or applies as interest any such excess, or if an acceleration of the maturities of any Notes or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced by the Notes and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the Maximum Rate.

         23. Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

         24. Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

         25. Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

         26. Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

         27. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrower may not, without the prior written consent of all of the Lenders, assign any rights, powers, duties or obligations hereunder.

         28.      Assignments and Participations.

                  (a) Assignments. Each Lender shall have the right to sell, assign or transfer all or any part of its Note or Notes, its Commitment and its rights and obligations hereunder to one or more Affiliates, banks, financial institutions, pension plans, insurance companies, investment funds, or similar Persons who are Eligible Assignees or to a Federal Reserve Bank; provided, that in connection with each sale, assignment or transfer (other than to an Affiliate, a Lender or a Federal Reserve Bank), shall require the consent of Administrative Agent and the Borrower, which consents will not be unreasonably withheld; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required. Any such assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Lender and a holder of such Note,

         Commitment and rights and obligations, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders, Required Lenders or Majority Lenders and the obligation to fund its Commitment; provided, that (1) each such sale, assignment, or transfer (other than to an Affiliate, a Lender or a Federal Reserve
         Bank) shall be in an aggregate principal amount not less than $5,000,000, (2) each remaining Lender shall at all times maintain Commitment then outstanding in an aggregate principal amount at least equal to $5,000,000; (3) each such sale, assignment or transfer shall be of a Pro Rata portion of such Lender's Commitment, (4) no Lender may offer to sell its Note or Notes, Commitment, rights and obligations or interests therein in violation of any securities laws; and (5) no such assignments (other than to a Federal Reserve Bank) shall become effective until the assigning Lender and its assignee delivers to Administrative Agent and Borrower an Assignment and Acceptance and the Note or Notes subject to such assignment and other documents evidencing any such assignment. An assignment fee in the amount of $3,500 for each such assignment (other than to an Affiliate, a Lender or the Federal Reserve Bank) will be payable to Administrative Agent by assignor or assignee. Within five (5) Business Days after its receipt of copies of the Assignment and Acceptance and the other documents relating thereto and the Note or Notes, the Borrower shall execute and deliver to Administrative Agent (for delivery to the relevant assignee) a new Note or Notes evidencing such assignee's assigned Commitment and if the assignor Lender has retained a portion of its Commitment, a replacement
         Note in the principal amount of the Commitment retained by the assignor (except as provided in the last sentence of this paragraph (a) such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Lender). On and after the effective date of an assignment hereunder, the assignee shall for all purposes be a Lender, party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto (except that an Affiliate of Borrower shall not have the right to vote as a Lender on matters that other Lenders have the right to vote on under the provisions of the Agreement), and no further consent or action by Borrower, Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to its Commitment assigned to such assignee and the transferor Lender shall henceforth be so released.

                  (b) Participations. Each Lender shall have the right to grant participations in all or any part of such Lender's Notes and Commitment hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:

                           (i) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lenders, Required Lenders or Majority Lenders (except as set forth in (iii) below);

                           (ii)     in the event any Lender grants a
                  participation hereunder, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note or Notes for all purposes under the Loan Documents, and Administrative Agent, each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted; and

                           (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder, except that any Lender may agree with any participant that such Lender will not, without the consent of such participant (which consent may not be unreasonably withheld) consent to any amendment or waiver requiring approval of all Lenders.

                  (c) Financial Information. It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower's properties and operations which was provided to such Lender pursuant to this Agreement.

                  (d) Assignees' and Participants' Indemnity. Upon the reasonable request of either Administrative Agent or Borrower, each Lender will identify those to whom it has assigned or participated any part of its Notes and Commitment, and provide the amounts so assigned or participated.

         29. Choice of Forum; Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS, OR IN THE UNITED STATES COURTS LOCATED IN DALLAS COUNTY, TEXAS AND THE BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER, AS APPLICABLE, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM

THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         30. Waiver of Jury Trial. THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         31. Other Agreements. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         32. Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.

         33. Joinder of Guarantors. The Guarantors are executing this Restated Credit Agreement to (i) consent and agree to the execution of this Restated Credit Agreement and the other documents to be executed in connection herewith, (ii) acknowledge and agree to the provisions of this Restated Credit Agreement, (iii) ratify and confirm their respective Guaranties, and (iv) agree that their respective Guaranties shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of each such Guarantor enforceable against each such Guarantor in accordance with the terms of each such Guaranty.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        BORROWER:

                                        GREAT LAKES ENERGY PARTNERS, L.L.C.,
                                        a Delaware limited liability company

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        GUARANTORS:

                                        OCEANA EXPLORATION COMPANY, L.C.

                                        By: Great Lakes Energy Partners, L.L.C.,
                                            managing member

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                        OHIO INTRASTATE GAS TRANSMISSION
                                        COMPANY

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

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

                                        LENDERS AND AGENTS:

                                        BANK ONE, NA
                                        (Main Office Chicago)
                                        as a Lender and as Administrative Agent

                                        By: ____________________________________
                                                Wm. Mark Cranmer, Director,
                                                Capital Markets

                                        JPMORGAN CHASE BANK
                                        as a Lender and as Syndication Agent
                                        (successor by merger to Chase Bank of
                                        Texas National Association)

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        CREDIT LYONNAIS NEW YORK BRANCH
                                        as a Lender and as Documentation Agent

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        BANK OF SCOTLAND

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        THE BANK OF NOVA SCOTIA
                                        as a Lender and as Managing Agent

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

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

                                        FORTIS CAPITAL CORP.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        THE FROST NATIONAL BANK

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        UNION BANK OF CALIFORNIA, N.A.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                       61